EXHIBIT 99.1

2019 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 16, 2019, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 5, 2019. The number of shares represented in person or by proxy at the Annual Meeting was 4,992,272 or 84.79% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2020 Annual Meeting of Shareholders or until their successors are elected and qualified. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Nicolas C. Anderson	3,498,766	526,627	966,879
Kimberly A. Box	3,494,421	530,972	966,879
Charles D. Fite	3,466,925	558,468	966,879
Jeffery Owensby	3,471,902	553,491	966,879
William A. Robotham	3,473,325	552,068	966,879
David E. Ritchie, Jr.	3,509,436	515,957	966,879
Stephen H. Waks	3,471,122	554,271	966,879
Philip A. Wright	3,491,649	533,744	966,879
Michael A. Ziegler	3,460,234	565,159	966,879

Proposal No. 2 — To ratify the selection of Crowe, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
4,952,544	22,021	17,707

Proposal No. 3 — Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
2,216,236	1,446,144	363,013	966,879